Joint News Release

   Partners Preferred Yield II, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                                         For Release:   Immediately
                                         Date:          August 15, 1996
                                         Contact:       Mr. Harvey Lenkin
                                                        (818) 244-8080

   GLENDALE, California--Partners Preferred Yield II, Inc. (AMEX:PYB) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PYB would be merged with and into PSA, and each outstanding share of PYB's Common Stock Series A would be converted, at the election of the shareholders of PYB, into either shares of PSA Common Stock or, with respect to up to 20% of the PYB Common Stock, $20.39 in cash. This dollar amount has been based on PYB's estimated net asset value (the appraised value of PYB's real estate assets as of June 30, 1996 and the estimated book value of PYB's other net assets as of December 31, 1996). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PYB's shareholders' meeting. In the event of the merger, additional distributions would be made to shareholders of PYB to cause PYB's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of December 31, 1996. If additional distributions are required in order to satisfy PYB's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such distributions. The merger is conditioned on, among other requirements, receipt of a satisfactory fairness opinion by PYB and approval by the shareholders of PYB. It is expected that any merger would close in December 1996.

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